The following is a list of the directly and indirectly owned subsidiaries of Back Bay Restaurant Group, Inc., all of which are 100% owned, except Linpro Greentree, Inc., which is 99% owned:

BBRG OPERATING, INC.
THE 199, INC.
BACK BAY MEDIA, INC.
BBRG MASSACHUSETTS RESTAURANTS, INC.
BBRG NEW JERSEY RESTAURANTS, INC.
BBRG PARAMUS RESTAURANTS, INC.
BBRG RHODE ISLAND RESTAURANTS, INC.
BBRG RYE RESTAURANT, INC.
BBRG WASHINGTON RESTAURANTS, INC.
BBRG WATERFRONT, INC.
BORASCHI CAFE, INC.
EASTERN PURCHASING & DESIGN, INC.
LINPRO GREENTREE, INC.
PHEASANT MALL RESTAURANT GROUP, INC.
PRA, INC.
STANHOPE STREET RESTAURANT, INC.
WATERFORD RESTAURANT GROUP, INC.
WESTFOUR, INC.
THE WESTWOOD DEDHAM RESTAURANT, INC.
THE WESTWOOD HARTFORD RESTAURANT GROUP, INC.
THE WESTWOOD NEWTON RESTAURANT GROUP, INC.
THE WESTWOOD SHORT HILLS RESTAURANT GROUP, INC.
THE WESTWOOD TRUMBULL RESTAURANT GROUP, INC.
THE WESTWOOD WHITE PLAINS RESTAURANT, INC.
THE WESTWOOD WOBURN RESTAURANT GROUP, INC.